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                                                                   EXHIBIT 10.13


                        SETTLEMENT AND RELEASE AGREEMENT


         This is an agreement between you, Charles J. Campbell, (on behalf of yourself, your spouse, your family, and anyone acting for you including attorneys, agents, representatives, heirs, executors, and assigns) ("You"or "Campbell"), and Florsheim Group, Inc. (on behalf of its present or former parents, subsidiaries, affiliates, companies, insurers, predecessors, successors, assigns, agents and each of them, and any and all Florsheim employees, officers, directors and attorneys acting on behalf of Florsheim or in their individual and personal capacities) (Collectively referred to as "Florsheim" of "The Company").

         1. PAYMENTS AND OTHER CONSIDERATION. As consideration for the agreements and covenants set forth in this Settlement and Release Agreement ("Agreement"), you will be paid a total, gross amount equal to twelve months of severance at your current base salary ($500,000) less legally required withholdings. First, Florsheim will continue your salary payments for the next six months in the total, gross amount of two hundred fifty thousand dollars. The payments described in this paragraph will be made in the same manner in which you are currently compensated by the Company. Second, the remaining portion of two hundred fifty thousand dollars will be paid in twelve equal monthly amounts of twenty thousand eight hundred thirty three dollars ($20,833) beginning thirty days after the conclusion of the salary continuation period and concluding twelve months thereafter. In addition, Florsheim will maintain your current health insurance for twelve months commencing July 1, 1999 and ending June 30, 2000. Your eligibility for COBRA will commence on July 1, 2000. Florsheim also agrees to vest those options that would otherwise have vested on September 5, 1999 under the terms of the Company's Charles J. Campbell Stock Option Plan. Finally, you will retain the facsimile, notebook computer and cellular phone currently in your possession provided that you bear all ongoing expenses for these machines. You will continue to accrue credited service towards the Florsheim Group defined benefit pension plan until September 5, 2000. Florsheim will also provide, upon request, a mutually agreeable reference letter. You will immediately return all other company property, including all credit cards. The parties agree that this is sufficient and adequate consideration and does not represent any payment to which you are otherwise entitled.

         The foregoing benefits are in addition to and exceed that to which you would be entitled to receive without signing this Agreement.

         2.       CONFIDENTIAL INFORMATION.

                  (a) Campbell acknowledges that, by reason of Campbell's employment by the Company, Campbell had access to confidential information and knowledge pertaining to products, inventions, discoveries, improvements, inventions, designs, ideas, trade secrets, proprietary information, manufacturing, packaging, advertising, distribution and sales methods, sales and profit figures, customer and client lists and relationships between Company and dealers, distributors, sales representatives, wholesalers, customers, clients, suppliers and others who have business dealings with them ("Confidential Information"). Employee acknowledges that such Confidential Information is a valuable and unique asset of Company and covenants that, both



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during and after the payment of severance to Campbell, Campbell will not disclose any Confidential Information to any person without the prior written authorization of the Company Board. The obligation of confidentiality imposed by this section shall not apply to information that becomes generally known in the industry through no act of Campbell in breach of this Agreement.

                  (b) Campbell acknowledges that all documents, files and other materials received from the Company during the Employment Term (with the exception of documents relating to Campbell's compensation or benefits to which Campbell is entitled following the Employment Term) were for use of Campbell solely in discharging Campbell's duties and responsibilities hereunder and that Campbell has no claim or right to the continued use or possession of such documents, files or other materials. Campbell agrees that he will not retain any such documents, files or other materials and will promptly return to the Company any documents, files or other materials in his possession or custody, except that Campbell shall be entitled to retain a copy of correspondence written by him so long as the Company also has a copy and such correspondence does not contain Confidential Information.

         3. NON-COMPETITION. During the severance term and for six months thereafter Campbell shall not, unless acting pursuant hereto or with the prior written consent of the Company Board, directly or indirectly, own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit Campbell's name to be used in connection with any Competing Business (defined below); provided, however, that notwithstanding the foregoing, this provision shall not be construed to prohibit the ownership by Campbell of not more than 1% of the capital stock of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Exchange Act.

         The Term "Competing Business" shall mean any business or enterprise engaged in the business of designing, manufacturing, distributing, marketing or selling men's dress, dress casual or casual footwear within (i) any state of the United States or the District of Columbia or (ii) any foreign country in which Company or any of its subsidiaries engages in such business; provided, however, that if a business or enterprise has subsidiaries or units engaged in such business that provide less than five percent of the overall revenues of such business or enterprise, and Campbell is not directly involved in any aspect of the business of such subsidiaries or units, such business or enterprise shall not constitute a Competing Business for purposes of this Agreement.

         In the event that the provisions of this paragraph should ever be adjudicated to exceed the time, geographic, product or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or other limitations permitted by applicable law.

         4. EQUITABLE RELIEF. Employee acknowledges that the restrictions contained in paragraphs 2 and 3 hereof are, in view of the nature of the business of the Company and its subsidiaries, reasonable and necessary to protect the legitimate interests of the Company, and that any violation of any provision of those paragraphs may result in irreparable injury to the


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Company. Campbell also acknowledges that in the event of any such violations, the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages and to an equitable accounting of all earnings, profits and other benefits arising from any such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. Campbell agrees that in the event of any such violation, an action may be commenced for any such preliminary and permanent injunctive relief and other equitable relief in any federal or state court of competent jurisdiction sitting in Chicago, Illinois or in any other court of competent jurisdiction. Campbell hereby waives, to the fullest extent permitted by law, any objection that Campbell may now or hereafter have to such jurisdiction or to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that such suit, action or proceeding has been brought in an inconvenient forum. Campbell agrees that effective service of process may be made upon Campbell by mail at his home at 1170 North Elmtree Road, Lake Forest, Il., 60045.

         5. COVENANT NOT TO SUE/RELEASE AND WAIVER. In exchange for the benefits listed in paragraph one (1), you agree to release and never to institute any suit, charge, complaint or action, at law or in equity, in any court of the United States or any state thereof, or before any administrative agency of either the United States or any state, county or municipality thereof, or before any other tribunal, pubic or private, against the Company (which, as defined in the preamble to this Agreement, includes all individuals, employees, officers or directors, acting either in their business or individual capacities) with respect to any and all known and unknown claims of any type, including but not limited to those arising out of any aspect of your employment or the termination of your employment, as of the date of the Agreement. This includes claims that the Company:

         - has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing between you and the Company specifically including the Agreement signed between you and the Company;

         - has discriminated against you on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, or any union activities in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: the Age Discrimination in Employment Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; 42 U.S.C.ss. 1981, as amended; the Equal Pay Act; the Americans With Disabilities Act; the Family Medical Leave Act; the Employee Retirement Income Security Act, Section 510; and the National Labor Relations Act; the Illinois Human Rights Act; the Cook County Ordinance of Human Relations; and the Chicago Ordinance on Human Relations; the Fair Credit Reporting Act;

         - has violated public policy or common law (including but not limited to claims for retaliatory discharge; negligent hiring, retention or supervision; defamation, intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family and/or promissory estoppel;


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                  assault; battery); and

         - excluded from this release are any claims which cannot be waived by law, including but not limited to the right to file an administrative charge of discrimination.

         YOU UNDERSTAND THAT, OTHER THAN AS EXPRESSLY EXCEPTED HEREIN, THIS RELEASE AND SETTLEMENT AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AGAINST THE COMPANY TO THE DATE OF THIS AGREEMENT.

         6. COVENANT NOT TO SUE/RELEASE AND WAIVER. In exchange for the benefits listed in paragraphs two (2) and three (3), Florsheim agrees to release and never to institute any suit, charge, complaint or action, at law or in equity, in any court of the United States or any state thereof, or before any administrative agency of either the United States or any state, county or municipality thereof, or before any other tribunal, public or private, against You (which, as defined in the preamble to this Agreement, includes all attorneys, agents, representatives, heirs, executors, and assigns) with respect to any and all known claims of any type including but not limited to those arising out of any aspect of your employment or the termination of your employment as of the date of the Agreement.

         7. OTHER AGREEMENTS BY YOU. In addition by executing this Agreement you are also agreeing that:

         - You are entering into this Agreement knowingly, voluntarily, and with full knowledge of its significance. You have not been coerced, threatened, or intimidated into signing this Agreement;

         - You have been paid for all hours worked, that you have not suffered any on-the-job injury for which you have not already filed a claim, and that you have received all sick and vacation pay and other benefits to which you are entitled.

         8. NON-DISPARAGEMENT. Campbell agrees for himself and all others acting on his behalf, either directly or indirectly, not to take, support, encourage, induce or voluntarily participate in any action or attempted action that would negatively comment on, disparage, or call into question the business operations, proposals or conduct of the Company, or to act in any way that would damage the reputation, business relations, or present or future business, or the reputation of any past or present directors, executives, officers, employees, agents or affiliates and subsidiaries of the Company. Campbell agrees that he will not comment about the Company to any person or entity, except as required by law or as necessary for Campbell to defend himself in any civil, criminal, administrative, judicial, arbitral or administrative proceeding; provided that Campbell may comment about his work experience with the Company in connection with bona fide efforts at seeking employment, but in such event, will not disparage the Company in any way. Florsheim agrees that no current member of the Board of Directors will publically disparage or call into question the performance of Campbell and that any report on Campbell regarding the allegations of Kathleen Cavanaugh will be maintained in confidence. For these purposes, public


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means situations in which non-officers of Florsheim are present. This does not prevent any disclosures as required by law or necessary to the possible sale of the business, such as information necessary for disclosure to potential purchasers, or as necessary to the Company's lending institutions. The parties have agreed on the terms of the press release announcing Campbell's departure from Florsheim.

         9. CONFIDENTIALITY. The parties acknowledge that the absolute confidentiality of this Agreement is of utmost importance to the parties. Except as may be required by law, neither Campbell, nor his attorney, nor any person acting by, through, or in concert with him, nor the Company, shall directly or indirectly, publish, disseminate, disclose, or cause or permit to be published, disseminated, or disclosed to any individual or entity, any information relating to the content of this Agreement or the circumstances and discussions that led up to it, including, without limitation, the fact or amount of payment provided herein. The provisions of this paragraph shall also apply to members of Campbell's immediate family, their attorneys and any person acting as their agent. If asked, the parties may respond that the matter has been resolved amicably. This paragraph shall not be construed, however, to prevent the Company from disclosing and/or discussing this Agreement or its terms with individuals within its respective organization as deemed necessary by the Company or as otherwise required by law. This paragraph further shall not be construed to prevent you from disclosing information to any attorney, accountant or tax advisor with whom you may consult for the purpose of obtaining professional advice or services, or to any governmental taxing authority, or to members of your immediate family; provided, however, that prior to disclosing any such information, you shall advise any such person to whom they intend to disclose the information (other than taxing authorities) that such information is confidential and may not be disclosed by such person, except in response to subpoena or judicial order. You specifically covenant that you have not and will never review, discuss or disclose, either orally or in writing, this Agreement or any of its terms with any current or former employee of the Company.

         Should you be found by a court of competent jurisdiction to have violated the agreements made herein with respect to disparagement or confidentiality, you will forfeit any remaining payments under this Agreement and hereby consent to the entry of an award of liquidated damages in the amount of $100,000. Further, in the event that either party should prevail in a lawsuit brought to enforce the confidentiality provisions of this Agreement, the prevailing party shall be entitled to an award of reasonable attorneys' fees.

         10. SALE OF FLORSHEIM STOCK. You acknowledge and agree that from the date of this Agreement through August 20, 1999 or such earlier date that is at least two (2) business days following the public release and disclosure of Florsheim's financial information for the period ending July 3, 1999, you shall not purchase, transfer, dispose or sell securities (or options) of Florsheim, directly or indirectly, including, without limitation, by reducing risk through any purchase or sale of any derivative security (or options) without the prior disclosure to, and consent of , the designated legal representative of Florsheim, which consent shall not unreasonably be withheld.

         11. FULL DISCLOSURE BY CAMPBELL. You acknowledge and represent that, to the best of your knowledge, you have fully disclosed to Florsheim any and all actions by you during your


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employment with Florsheim that could create liability for Florsheim other than authorized actions you may have taken in the normal course of conducting your duties as Chief Executive Officer. In the event that Florsheim becomes aware of such conduct, not previously disclosed, then Florsheim retains all rights to assert claims against you, including the right to institute legal action or to assert claims of indemnification, notwithstanding the provisions of this agreement. Further, should Campbell have made a material misrepresentation or omission or Florsheim be required to defend or institute litigation as a result of such undisclosed information, Florsheim will have the right to cease any remaining payments otherwise due under this agreement.

         12. ENFORCEMENT. Each of the parties reserves the right to initiate and pursue any legal action necessary to enforce the terms of this Agreement. In the event of any legal action or proceeding to enforce the terms of this Agreement, the prevailing party shall be entitled to recover from the losing party, in addition to any and all other relief awarded or recovered, its reasonable expenses, attorneys' fees and costs.

         13. WAIVER OF EMPLOYMENT AND REEMPLOYMENT RIGHTS. Effective with the execution of this agreement, you will have resigned all your positions as director or officer of Florsheim and each of its subsidiaries and you hereby confirm such resignation and agree that you have no further responsibility or authority to act on behalf of Florsheim after that date. You further agree to waive any right or claim you may have to employment or reemployment with Florsheim. You further agree that you will not in the future seek employment or any agency relationship with Florsheim, either as an employee or on any other basis.

         14. TIME TO REVIEW AND REVOKE. You acknowledge that you have been given at least 21 days to consider this Agreement and have taken as much time as necessary to consider it before signing. You further agree and understands that you may revoke this Agreement within seven (7) days after execution and that the Agreement will not become enforceable until eight (8) days after the date on which you sign below. Any revocation must be in writing and must be delivered by certified mail on or before the end of the seventh day after which you sign this Agreement to Florsheim's attorney, J. Stephen Poor, Seyfarth, Shaw, Fairweather & Geraldson, 55 East Monroe Street, Suite 4200, Chicago, IL 60603.






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         15.      ENTIRE AGREEMENT/SEVERABILITY. This Agreement sets forth the entire agreement between you and the Company and supersedes any other written or oral understandings. You and the Company agree that if any provision of this Agreement or application thereof is held to be invalid, the invalidity shall not affect other provisions or applications of this Agreement. Should the payment terms set forth in paragraph 1 above not be met, you will notify Florsheim, by writing to its counsel, of the failure to receive payment. Florsheim will be provided fourteen (14) days in which to cure such deficiency. Should Florsheim not make the required payment, you may either declare this Agreement null and void or choose to enforce the Agreement.

         16. FULL KNOWLEDGE, CONSENT AND VOLUNTARY SIGNING OF AGREEMENT. You agree and acknowledge that you have had sufficient time to consult with your attorney, to fully consider this entire agreement and all of its consequences, and that you have in fact, consulted with your attorney and fully considered this agreement and its consequences prior to signing below. You acknowledge and agree that : (A) you carefully read this Agreement and fully understand its meaning, intent and terms; (B) you have full knowledge of its legal consequences; (C) you agree to all the terms of the Agreement and are voluntarily signing below; (D) other than as stated in this Agreement, no promise or inducement has been offered for this Agreement; and (E) you are legally competent to execute this Agreement and accept full responsibility for it.

         ACKNOWLEDGMENT BY EMPLOYEE: By signing this Agreement I acknowledge that the benefits that I will receive are in exchange for a release of all claims that I have against the Company and an agreement not to sue the Company. I understand that if I sign this agreement and then choose to sue the Company on any ground covered by the Agreement, I will be required to return the payments set forth in Paragraph 1 less $10.00 and all obligations on behalf of the Company with respect to payments not yet tendered shall be extinguished. I further understand that if I sue the Company and do not return the entire amount, I will be deemed to have ratified this Agreement, regardless of any alleged or actual invalidities in this Agreement, and the Company will be entitled to judgment in its favor




   /s/ Charles J. Campbell                                   6/22/99
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         Charles J. Campbell                         Date:



The Florsheim Group, Inc

By: /s/ Joshua J. Harris                                     6/22/99
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                                                     Date: